AMENDMENT NO. 2 TO MEDIA DISTRIBUTION AGREEMENT

This Amendment is entered into as of October 31, 2005 (the “Effective Date”) between EXABYTE CORPORATION, a Delaware corporation with principal offices at 2108 55th Street, Boulder, Colorado 80301 (“Exabyte”) and IMATION CORP., a Delaware corporation with principal offices at 1 Imation Place, Oakdale, Minnesota 55128 (“Imation”).

Exabyte and Imation have entered into a Media Distribution Agreement dated as of November 7, 2003, as amended by Amendment No. 1 dated February 9, 2004 (the “MDA”).

Exabyte and Imation now wish to modify the MDA as set forth in this Amendment.

NOW, THEREFORE, Exabyte and Imation agree that the MDA is amended as follows:

1.0	Gross Margin

1.1          In consideration of Exabyte’s performance under Section 2 of this Amendment and subject to the terms and conditions of the MDA and this Amendment, effective January 1, 2006 Sections 7.A and 7.C of the MDA are amended to provide that Exabyte’s pricing to Imation will be such that:

(i)

with respect to Products (as defined in the MDA) delivered by Exabyte and purchased by Imation on or after January 1, 2006 through December 31, 2006 Imation is able to re-sell such Products while obtaining at least an 8% Gross Margin on sales to third parties; and

(ii)

with respect to Products delivered by Exabyte and purchased by Imation on or after January 1, 2007 Imation is able to re-sell such Products while obtaining at least a 10% Gross Margin on sales to third parties.

1.2          Section 14.B of the MDA is modified to add the following: “For purposes of this Section 14.B the Distribution Fee shall be deemed to be Eight Million Five Hundred Thousand Dollars ($8,500,000.00).”

1.3          Imation agrees to purchase Products in the 4th quarter of 2005 with the objective of maintaining no more than normal inventory levels of Products at the close of the quarter.

2.0	Consideration from Exabyte

2.1          In consideration of the changes stated in Section 1 of this Amendment and subject to the terms and conditions of the MDA and this Amendment, Exabyte will provide the following to Imation:

(i)

On or prior to the First Closing Date (defined in Section 8.1 below) Exabyte shall sign and deliver to Imation a secured promissory note for Five Million Dollars ($5,000,000) in the form of Exhibit A to this Amendment (the “$5 Million Note”);

(ii)

On or prior to the First Closing Date Exabyte shall deliver to Imation Three Million Dollars ($3,000,000) in the form of common stock of Exabyte Corporation (or its applicable parent company, if reorganized) based upon a price of $2.00 per share (i.e., 1.5 million shares) to be delivered pursuant to and under the terms of an Agreement For Issuance of Stock in the form of Exhibit C (the “Stock Issuance Agreement”) to be entered into by Exabyte and Imation on the Effective Date of this Amendment; and

(iii)

On January 2, 2006 (the “Second Closing Date”) Exabyte shall pay Two Million Dollars ($2,000,000) to Imation in the form of cash or credits (at the option of Exabyte) which Imation may use to purchase inventory.

2.2          Imation shall not be deemed to have accepted the consideration described in Section 2.1 of this Amendment based upon Exabyte’s delivery of some of the consideration at the First Closing Date. Imation shall only be deemed to have accepted the consideration described in Section 2.1 upon Exabyte’s satisfaction of all conditions required by this Amendment. If Exabyte fails to satisfy all conditions required by Section 7 of this Amendment by the Second Closing Date, Imation may return any consideration described in Section 2.1 received at an earlier date.

2.3        As security for the payment and performance of all obligations under the $5 Million Note, Exabyte grants to Imation a security interest in all assets of Exabyte. The security interest shall be subject to only the following prior security interests and will terminate when the $5 Million Note is paid in full:

(i)

A first priority security interest in favor of Wells Fargo Business Credit, Inc. (“Wells Fargo”) as security for all indebtedness and other obligations of Exabyte to Wells Fargo, as such indebtedness or other obligations may be amended or extended from time to time or in favor of another lender as security for all indebtedness and other obligations which refinance the indebtedness and other obligations of Exabyte to Wells Fargo or any predecessor refinancing lender covered by this clause;

(ii)	A second priority security interest in favor of the New Lender as described in Section 8 of this Amendment;

(iii)	Such security interests as are permitted by covenants in the loan documents of Wells Fargo Business Credit, Inc. as in effect on the date hereof.

2.4          Imation, Wells Fargo and the New Lender will negotiate an intercreditor agreement to recognize and reflect the relative priority of their security interests (the “Intercreditor Agreement”). The Intercreditor Agreement shall be reasonable in scope and intent and consistent with the existing subordination agreement between Imation and Wells Fargo dated March 9, 2005. Unless otherwise agreed by Imation, an amendment to the Credit Agreement between

Exabyte and Wells Fargo shall indicate that (a) Wells Fargo consents to the $2 Million Note, the $5 Million Note, the security interests granted to Imation under this Amendment, the New $4+ Million Financing described in Section 8 of this Amendment, and the other transactions contemplated by this Amendment; and (b) Wells Fargo waives (1) any default by Imation under the Subordination Agreement between Imation and Wells Fargo dated March 9, 2005, and (2) any default by Exabyte under any agreement between Exabyte and Wells Fargo, which would otherwise result from the $2 Million Note, the $5 Million Note, the security interests granted to Imation under this Amendment, and the other transactions contemplated by this Amendment. Imation’s security interest will convert to a higher priority security interest if debt with a higher priority security interest is paid off without a refinancing, as permitted by Section 2.3(i), that replaces such debt.

2.5          If any amount of principal or interest on the $5 Million Note is not paid when due, pricing under the Media Distribution Agreement will be automatically modified so that, with respect to Products delivered by Exabyte and purchased by Imation on or after the date of such default, Imation is able to re-sell such Products while obtaining at least a 25% Gross Margin on sales to third parties until the amount in default is paid in full via the excess margin (25% vs. 8% (through Dec. 31, 2006) or 25% vs. 10% (beginning Jan. 1, 2007)). Once the amount which is in default is paid in full, the Imation Gross Margin will revert to 8% or 10%, as the case may be.

3.0	Secured $2 Million Loan

3.1          On the First Closing Date Imation will loan $2,000,000 to Exabyte via wire transfer (the “$2 Million Loan”). This loan will bear interest at a rate of ten percent (10%) per year. As evidence of the $2 Million Loan, on or prior to the First Closing Date Exabyte shall sign and deliver to Imation a secured promissory note for Two Million Dollars ($2,000,000) in the form of Exhibit B to this Amendment (the “$2 Million Note”). Interest shall be payable quarterly, and all principal of and interest on the $2 Million Loan will be due and payable on December 15, 2006.

3.2        As security for the payment and performance of all obligations under the $2 Million Note, Exabyte grants to Imation a security interest in all assets of Exabyte. This security interest shall be subject only to the higher priority security interests described in clauses (i), (ii) and (iii) of Section 2.3. Unless otherwise agreed by Imation, Imation’s security interest will convert to a higher priority security interest if debt with a higher priority security interest is paid off without a refinancing that replaces such debt. Such security interest will terminate when the $2 Million Note is paid in full.

3.3          If any amount of principal or interest on the $2 Million Note is not paid when due, pricing under the Media Distribution Agreement will be automatically modified so that, with respect to Products delivered by Exabyte and purchased by Imation on or after the date of default, Imation is able to re-sell such Products while obtaining at least a 25% Gross Margin on sales to third parties until the amount in default is paid in full via the excess margin (25% vs. 8% (through Dec. 31, 2006) or 25% vs. 10% (beginning Jan. 1, 2007)). Once the amount which is in default is paid in full, the Imation Gross Margin will revert to 8% or 10%, as the case may be.

4.0	Representations and Warranties

Exabyte represents and warrants to Imation that:

(i)

The execution, delivery and performance by Exabyte of this Amendment, the $2 Million Note, the $5 Million Note, the Stock Issuance Agreement, and all other agreements and documents to which Exabyte is a party referred to in this Amendment:

(a)	have been duly authorized by all requisite corporate action, including, without limitation, by the Board of Directors of Exabyte;

(b)	will not violate any provisions of law, or Exabyte’s Certificate of Incorporation, as amended to the date hereof; and

(c)

will not violate or be in conflict with, result in a breach of, or constitute a default under, any material indenture, agreement or other instrument to which Exabyte is a party or by which Exabyte or any of its properties is bound, or any order, writ, injunction or decree of any court of governmental institution.

(ii)

This Amendment, the $2 Million Note, the $5 Million Note, and all other agreements and documents to which Exabyte is a party referred to in this Amendment, when executed and delivered by Exabyte, will constitute legal, valid and binding obligations of Exabyte, enforceable against it in accordance with their respective terms.

(iii)

Exabyte has provided to Imation true and correct copies of all agreements, documents and instruments to be signed and/or exchanged by Exabyte and the purchasers of the debt issued under the New $4+ Million Financing described in Section 8 of this Amendment.

5.0	Additional Agreements

Exabyte agrees with Imation that:

(i)

The proceeds of the $2 Million Loan shall be used for working capital and for other corporate purposes, and Exabyte will not use any portion of such proceeds for the benefit of any person other than Exabyte and its wholly-owned subsidiaries;

(ii)	Exabyte will not file for voluntary bankruptcy protection or reorganization prior to April 15, 2006; and

(iii)	Exabyte will provide Imation with prompt notice of any Event of Default (as defined below).

6.0	Conditions Precedent to $2 Million Loan

Imation is not required to make the $2 Million Loan to Exabyte unless Exabyte has satisfied the following conditions precedent:

(i)	On or prior to the First Closing Date Imation must have received the $2 Million Note, duly executed by Exabyte;

(ii)	On or prior to the First Closing Date Imation must have received the Stock Issuance Agreement, duly executed by Exabyte;

(iii)	On or prior to the First Closing Date Exabyte and the New Lender shall have signed and closed and Exabyte shall be funded under the New $4+ Million Financing described in Section 8 of this Amendment;

(iv)

On or prior to the First Closing Date Imation, Wells Fargo and the New Lender shall have entered into an Intercreditor Agreement as described in Section 2.4 of this Amendment reasonably satisfactory to Imation;

(v)

On or prior to the First Closing Date Exabyte and Wells Fargo shall have entered into an amendment to the Credit Agreement between Exabyte and Wells Fargo as described in Section 2.4 of this Amendment reasonably satisfactory to Imation;

(vi)

On or prior to the First Closing Date Exabyte shall have effected a 10-for-1 reverse split of its outstanding common stock and, prior to the reverse split, Exabyte shall have provided 10 days’ notice to the National Association of Securities Dealers and the OTC Bulletin Board in accordance with SEC Rule 10b-17;

(vii)	The representations and warranties of Exabyte under Section 4 of this Amendment must be true and correct in all material respects as of the First Closing Date;

(viii)	Exabyte must be in compliance with the requirements of Section 5 of this Amendment; and

(ix)	Exabyte must be current on all credit memos and accounts payable to Imation.

7.0	Conditions Precedent to Closing Changes in Gross Margin

The amendments stated in Section 1 of this Amendment shall not be effective and Imation is not required to accept any of the compensation described in Section 2 of this Amendment unless Exabyte has satisfied the following conditions precedent:

(i)	The conditions precedent stated in Section 6 of this Amendment must remain satisfied as of the Second Closing Date;

(ii)	On the Second Closing Date no Event of Default (as defined in Section 10 of this Amendment) shall have occurred and remain uncured; and

(iii)

On or prior to the Second Closing Date Imation must have received the $5 Million Note, the common stock, $2 million in cash or credit, and the other documents, instruments and payments described in Section 2 of this Amendment, duly executed by Exabyte.

8.0	New Financing

8.1          Exabyte will obtain at least $4,000,000 in cash from existing or new lenders (the “New Lender”) or from existing or new equity owners on or before December 30, 2005 (the “New $4+ Million Financing”). (The date that the New $4+ Million Financing is closed and funded shall be the “First Closing Date” under this Amendment.) The purchasers of the convertible debt issued under the New $4 Million Financing shall receive warrants (i) identical (except as agreed by Imation and Exabyte) to the warrants to be received by Imation under the Stock Issuance Agreement, and (ii) in a ratio of one warrant per one share of Exabyte common stock into which the convertible debt may be converted (assuming conversion of principal only, assuming a 10-1 reverse stock split, and assuming an adjusted conversion price of $2.00). The debt to the New Lender may be secured by a second priority security interest on all the assets of Exabyte. The second priority security interest may convert to a first priority security interest if debt with a higher priority security interest is paid off without a refinancing that replaces such debt.

8.2          On or prior to the First Closing Date any New Lender must have entered into an intercreditor agreement with Imation and Wells Fargo reasonably satisfactory to Imation and Wells Fargo.

8.4          If Exabyte does not obtain the New $4+ Million Financing and satisfy the other conditions stated under this Amendment by December 30, 2005, Imation shall not be required to close the transactions described in Sections 1 and 2 of this Amendment and Imation’s Gross Margin under Section 7.A of the MDA will remain at 25%.

9.0	Pre-Payment

9.1          Exabyte will diligently seek new financing of at least $30,000,000 (excluding the $2 Million Note, the $5,000,000 Note, the first $4,000,000 of the New $4+ Million Financing, and the amendments to Sections 7.A and 7.C of the MDA as described in this Amendment).

9.2          If Exabyte secures cumulative (beginning on the date of this Amendment) financing of any type or source (excluding the $2 Million Note, the $5,000,000 Note, the first $4,000,000 of the New $4+ Million Financing, and the amendments to Sections 7.A and 7.C of the MDA, but including any amounts above $4,000,000 obtained in the New $4+ Million Financing) of $30,000,000 or more, Exabyte will repay the $2 Million Note and the $5 Million Note out of the proceeds, including all principal and interest. If beginning on the date of this Agreement Exabyte secures cumulative financing of any type or source (excluding the $2 Million Note, the $5,000,000 Note, the first $4,000,000 of the New $4+ Million Financing, and the amendments to

Sections 7.A and 7.C of the MDA, but including any amounts above $4,000,000 obtained in the New $4+ Million Financing) of less than $30,000,000, Exabyte will pay, without duplication, Imation the following amounts out of the proceeds as payment of principal and interest on the $5 Million Note when and if the threshold of Cumulative New Financing stated below is obtained:

Cumulative New Financing	Total Amount Paid to Imation
$25,000,000	$3,500,000
$20,000,000	$2,000,000

Any such prepayment shall be applied first to accumulated interest and then to principal.

10.0	Events of Default

10.1       The following shall constitute Events of Default under the $2 Million Note and the $5 Million Note:

(i)	Exabyte is in material default in performance under the MDA and this default is not cured within the time permitted under Section 14.B of the MDA;

(ii)	Exabyte fails to make any payment of principal or interest to Imation when due and such failure continues for five days after the due date;

(iii)

Exabyte fails to satisfy any condition or perform any obligation stated in this Amendment by the date when performance is due and, as to any such failure that can be cured, Exabyte has not cured such failure within 10 days after the occurrence thereof; provided, however, that if the failure cannot by its nature be cured within 10 days or cannot after diligent attempts by Exabyte be cured within such 10-day period and such default is likely to be cured within a reasonable time, then Exabyte shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such failure, and within such reasonable time period such failure shall not be deemed an Event of Default;

(iv)

Exabyte enters into any liquidation or dissolution, or merges or consolidates with another entity or conveys, sells, assigns, leases, transfers, or otherwise disposes of, in one transaction or a series of transactions, substantially all of its business, property or assets, whether now owned or hereafter acquired, except for a merger in which Exabyte is the surviving entity;

(v)

Voluntary or involuntary bankruptcy, reorganization, insolvency, arrangement, receivership or similar proceedings are commenced by or against Exabyte, and such proceedings continue undismissed for 60 days;

(vi)

One or more judgments for the payment of money in excess of $1,000,000 in the aggregate are outstanding against Exabyte or against any of its property or assets, and such judgment has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry (excluding the

Compromise and Settlement Agreement dated August 16, 2005 between Exabyte, the D.I.C. Creditors’ Trust, and J. Gregg Pritchard, Trustee); or

(vii)

Exabyte fails to pay principal or interest with respect to any debt to Wells Fargo when due after any applicable grace period and fails to obtain a waiver within 30 days; or Exabyte fails to perform any obligation contained in any agreement with or debt instrument issued to Wells Fargo by the date when performance is due and fails to obtain a waiver within 30 days; or Wells Fargo notifies Exabyte that Exabyte is in default under any debt, debt instrument or agreement with Wells Fargo and Exabyte fails to obtain a waiver within 30 days.

10.2       Upon the occurrence and continuation of an Event of Default and upon written notice by Imation to Exabyte that such Event of Default has occurred and is continuing and that Imation is accelerating the principal and accrued interest as described herein, subject to the terms of the Intercreditor Agreement, the principal and accrued interest of the $2 Million Note and the $5 Million Note shall be immediately due and payable.

Except as stated herein, the MDA shall remain in full force and effect. This Amendment shall be governed by the laws of the State of Delaware without regard to conflict of laws rules.

IN WITNESS of their agreement, authorized representatives of Exabyte and Imation have signed this Amendment on the date(s) set forth below, to be effective as of the Effective Date stated above.

EXABYTE CORPORATION	IMATION CORP.

By:                                                                                   By:

Print Name:                                                                     Print Name:

Title:                                                                  Title:

Date:                                                                  Date:

EXHIBIT A

$5 MILLION NOTE

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF OCTOBER 31, 2005, BY IMATION CORP. AND THE PURCHASERS OF EXABYTE’S 10% SECURED CONVERTIBLE SUBORDINATED NOTES DUE SEPTEMBER 30, 2010, IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION.

SECURED PROMISSORY NOTE

$5,000,000.00	October 31, 2005

EXABYTE CORPORATION (“Exabyte”), for value received, promises to pay to the order of IMATION CORP. (“Imation”) the principal sum of FIVE MILLION DOLLARS ($5,000,000.00) payable in eight (8) consecutive equal quarterly installments of SIX HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($625,000.00) each, payable on March 31, 2008 and on the last business day of each calendar quarter thereafter, to and including December 31, 2009.

Exabyte further promises to pay interest on the balance of principal remaining from time to time unpaid from January 1, 2006 until maturity (i.e., this Note shall be non-interest bearing until January 1, 2006), payable quarterly on the last business day of each calendar quarter beginning March 31, 2006, at a rate of ten percent (10%) per year. After the maturity of any installment, whether by acceleration or otherwise, the unpaid principal of such installment shall bear interest until paid at a rate of sixteen percent (16%) per year. Interest after maturity shall be payable on demand.

In lieu of any interest payment in cash, Imation may agree to accept common stock of Exabyte of equivalent value at Imation’s sole discretion.

This Note evidences indebtedness incurred under Amendment No. 2 to Media Distribution Agreement dated as of October 31, 2005 between Exabyte and Imation (“Amendment No. 2”) and is secured as described in Amendment No. 2. Reference is hereby made to Amendment No. 2 for a statement of its terms and provisions, including those under which the due date of this Note may be accelerated.

EXABYTE CORPORATION

By:

Print Name:

Title:

EXHIBIT B

$2 MILLION NOTE

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF OCTOBER 31, 2005, BY IMATION CORP. AND THE PURCHASERS OF EXABYTE’S 10% SECURED CONVERTIBLE SUBORDINATED NOTES DUE SEPTEMBER 30, 2010, IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION.

SECURED PROMISSORY NOTE

$2,000,000.00	October 31, 2005

EXABYTE CORPORATION (“Exabyte”), for value received, promises to pay to the order of IMATION CORP. (“Imation”) the principal sum of TWO MILLION DOLLARS ($2,000,000.00) payable on December 15, 2006.

Exabyte further promises to pay interest on the balance of principal remaining from time to time unpaid from the date of this Note until maturity, payable quarterly on the last business day of each calendar quarter beginning December 31, 2005 (except for the final quarter of 2006 in which case payment shall be made on December 15, 2006), at a rate of ten percent (10%) per year. After the maturity of any installment, whether by acceleration or otherwise, the unpaid principal of such installment shall bear interest until paid at a rate of sixteen percent (16%) per year. Interest after maturity shall be payable on demand.

In lieu of any interest payment in cash, Imation may agree to accept common stock of Exabyte of equivalent value at Imation’s sole discretion.

This Note evidences indebtedness incurred under Amendment No. 2 to Media Distribution Agreement dated as of October 31, 2005 between Exabyte and Imation (“Amendment No. 2”) and is secured as described in Amendment No. 2. Reference is hereby made to Amendment No. 2 for a statement of its terms and provisions, including those under which the due date of this Note may be accelerated.

EXABYTE CORPORATION

By:

Print Name:

Title:

EXHIBIT C

AGREEMENT FOR ISSUANCE OF STOCK

(Filed separate as exhibit 10.3)